JOINT CODE OF ETHICS

OF

HATTERAS FUNDS, LP

TRUST FOR ADVISOR SOLUTIONS

HATTERAS CLOSED-END FUNDS

I.	INTRODUCTION

A.	High ethical standards are essential for the success of Hatteras Funds (herein referred to as “Hatteras”) and to maintain the confidence of Investors. Hatteras is of the view that its long-term, business interests are best served by adherence to the principle that Clients' interests come first. Hatteras has a fiduciary duty to its Clients that requires Access Persons to act solely for the benefit of Hatteras’ Clients. Potential conflicts of interest may arise in connection with the personal trading activities of Access Persons. In recognition of Hatteras' fiduciary obligations to its Clients and Hatteras’ desire to maintain its high ethical standards, Hatteras has adopted this Code of Ethics for Hatteras Funds, LP (“Hatteras”), Trust for Advisor Solutions (“TAS” or the “Trust”) (f/k/a Hatteras Alternative Mutual Funds Trust), and Hatteras Closed-End Funds (collectively with the Trust referred to as the “Fund(s)”) containing provisions designed to prevent improper personal trading by Access Persons, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the Client.

One goal is to allow Hatteras’ Access Persons to engage in personal securities transactions while protecting its Clients, Hatteras and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address most circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Access Persons of Hatteras. If there is any doubt as to the propriety of any activity, Access Persons should consult with the Chief Compliance Officer. The Chief Compliance Officer may rely upon the advice of legal counsel or outside compliance consultants.

B.	Legal Requirements

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”), makes it unlawful for any affiliated person (as defined in the 1940 Act) of Hatteras in connection with the purchase or sale by such person of a security “held or to be acquired” by Hatteras’ registered investment company clients (each a “Fund,” and collectively, the “Funds”):

1)	To employ any device, scheme or artifice to defraud the Funds;

2)	To make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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3)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

4)	To engage in any manipulative practice with respect to the Funds.

Similarly, Section 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”, provides that it is unlawful for any investment adviser, directly or indirectly:

1)	To employ any device, scheme or artifice to defraud any client or prospective client;

2)	To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; or

3)	To engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires Hatteras to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) or rules or regulations thereunder of material, non-public information by Hatteras or any person associated with the Hatteras. Pursuant to Section 204A, the Securities and Exchange Commission (the “Commission”) has adopted Rule 204A-1 which requires Hatteras to maintain and enforce a written code of ethics.

C.	Purpose of the Code of Ethics.

It is the policy of Hatteras that Hatteras and its Supervised Persons (as defined below) shall comply with applicable Federal Securities Laws and that no Supervised Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 under the 1940 Act or Sections 204A and 206 of the Advisers Act. No Supervised Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, a Fund, any other investment advisory client of Hatteras, or an issuer of any security owned by a Fund or other investment advisory client of Hatteras. In addition, Hatteras expects that its Access Persons will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of Hatteras’ clients first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions.

Definitions

1)	An “Access Person” means any Supervised Person of Hatteras who: (1) has access to (a) non-public information regarding any client’s purchase or sale of securities, or (b) non-public information regarding the portfolio holdings of any Reportable Fund (as defined below) or (2) is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. For these purposes, all directors, officers and partners of Hatteras are considered to be Access Persons. An Access Person also means; (1) any director, officer, general partner or employee of any company in a control relationship to Hatteras who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to Hatteras who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

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2)	“Reportable Security” – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the 1940 Act, EXCEPT that it does NOT include:

a.	Direct obligations of the Government of the United States;

b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	Unaffiliated 529 plans;

d.	Shares issued by money market funds;

e.	Shares issued by registered open-end funds; provided that such funds are NOT advised by Hatteras or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Hatteras;

f.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Hatteras or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Hatteras.

3)	My Compliance Office.com (“MCO”) is a web-based service offering monitoring and surveillance of employee personal trading as well as database maintenance of pre-clearance, employee attestations and both employee and sub-adviser questionnaires. Hatteras Funds contracted MCO in September 2015 to facilitate the implementation of an automated compliance system. MCO was fully implemented for employee accounts during Q1 2016.

4)	“Fund” means a company registered as such under the 1940 Act, or any series thereof, for which Hatteras is the investment adviser or sub-adviser.

5)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

6)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

7)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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8)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Hatteras or other person who provides investment advice on behalf of Hatteras and is subject to the supervision and control of Hatteras.

9)	“Automatic Investment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

10)	“Advisory Clients” means any client of Hatteras Funds. Hatteras only manages the Funds, so there are no other Advisory Clients other than the Funds.

II.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account includes any account in which the securities are held for the Access Person’s direct or indirect beneficial ownership, which includes, an account maintained by or for:

1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

3)	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

4)	Any trust or other arrangement which names the Access Person as a beneficiary; and

5)	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this Code of Ethics each Access Person will be required to provide a comprehensive list of all Personal Accounts to the Chief Compliance Officer.

B.	Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

1)	Personal Accounts of Other Access Persons: A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

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2)	Solicitors/Consultants: Non-employee Solicitors or Consultants are not subject to this Code of Ethics unless the Solicitor/Consultant, as part of his duties on behalf of Hatteras, (i) makes or participates in the making of investment recommendations for Hatteras’ clients, or (ii) obtains information on recommended investments for Hatteras’ Advisory Clients.

3)	Client Accounts: A client account includes any account managed by Hatteras that is not a Personal Account.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General: It is the responsibility of each Access Person to ensure that a particular securities transaction, which includes securities and in general any instrument commonly known as a security, being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section. Direct or indirect purchases and sales of Reportable Securities (such as ETFs, ETNs, Municipal Securities, Private Placements and interests in any Hatteras Fund) are permitted under the Hatteras Code of Ethics by Access Persons.

B.	Conflicts of Interest: Conflicts of interest may exist between various individuals and entities, including Hatteras, Employees, and current or prospective Sub-advisers, Clients and/or Vendors. Any failure to identify or properly address a conflict can have severe negative repercussions for Hatteras, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Hatteras’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Any potential conflict of interest must be fully disclosed to Hatteras management. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

C.	Pre-Clearance of Transactions in Personal Accounts: An Access Person, excluding Independent Directors, must obtain the prior written approval of the Hatteras Compliance before engaging in the following transactions in his or her Personal Account:

1)	Direct or indirect purchase or sale of any Municipal Security;

2)	Direct or indirect sale of any reportable security (excluding ETFs and ETNs);

3)	Direct or indirect acquisition of beneficial ownership in a security in a Limited Offering or Private Placement; and

4)	Direct or indirect purchase or sale of interests in any Hatteras Fund.

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A request for pre-clearance must be made by completing the Personal Trade Pre-clearance Request found on MCO in advance of the contemplated transaction. A sample of this request is attached as EXHIBIT B. Any pre-clearance approval will remain in effect for 2 days (48 hours).

ETF and ETN transactions are not required to be pre-cleared, however, ETF and ETN transactions are required to be listed on Quarterly Transaction and Annual Holdings Reports. Please reference Exhibit F: The Hatteras Code of Ethics – Investment and Reporting Matrix for a full listing of permissible and impermissible securities transactions and reporting requirements.

Portfolio Managers: No Access person, including all portfolio managers, shall buy or sell a security within at least seven (7) calendar days (excluding ETFs & ETNs) after any series of the Trusts that he or she manages trades in that security. Any profits realized on trades within the proscribed period are required to be disgorged.

Hatteras Compliance will review the timing and pricing obtained by Portfolio Managers who buy or sell a security within seven (7) calendar days directly preceding a trade by the Fund in the same security.

IV.	REPORTING REQUIREMENTS

All Access Persons, excluding Independent Directors, are required to submit to Hatteras Compliance for review (subject to the applicable provisions of the Exceptions Section below) the following reports:

A.	Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

1)	Must disclose all of the Access Person’s current securities holdings with the following content for each reportable security (as defined above) that the Access Person has any direct or indirect beneficial ownership:

a.	title and type of reportable security;

b.	ticker symbol or CUSIP number (as applicable);

c.	number of shares;

d.	principal amount of each reportable security.

2)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

3)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

4)	The date upon which the report was submitted.

5)	Access Persons must submit all outside accounts and investment holdings to Compliance within 10 days of becoming an Access Person. Additionally, new employees are required to complete the HF Employee – New Hire Form on MCO which includes certification of all outside accounts and holdings. A sample of this form is attached as Exhibit C to this Code of Ethics.

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B.	Annual Holdings Report – Subject to the applicable provisions of the Exceptions Section below, Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is 12/31/XXXX. From a content perspective, such Annual Holdings Reports must comply with all the reporting requirements of the Initial Holdings Report noted above. Access Persons must complete the HF Employee – Annual Attestations Form which includes full disclosure of all outside brokerage accounts and personal securities holdings. An example of the Annual Certifications Form is contained in Exhibit D.

C.	Quarterly Transaction Reports - Subject to the applicable provisions of the Exceptions Section below, Access Persons must also provide quarterly securities transaction reports for each transaction in a reportable security (as defined above) that the Access Person has any direct or indirect beneficial ownership. Such quarterly transaction reports must meet the following requirements:

1)	Content Requirements – Quarterly transaction report must include:

a.	date of transaction;

b.	title of reportable security;

c.	ticker symbol or CUSIP number of reportable security (as applicable);

d.	interest rate or maturity date (if applicable);

e.	number of shares;

f.	principal amount of reportable security;

g.	nature of transaction (i.e., purchase or sale);

h.	price of reportable security at which the transaction was effected;

i.	the name of broker, dealer or bank through which the transaction was effected;

j.	the date upon which the Access Person submitted the report.

2)	Timing Requirements –Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

3)	Access Persons must complete MCO’s HF Employee – Quarterly Transaction Report as provided in Exhibit E to this Joint Code of Ethics.

V.	EXCEPTIONS FROM PROVISIONS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This section sets forth exceptions from the reporting requirements of this Code. All other requirements will continue to apply to any holding or transactions exempted from reporting pursuant to this section. Accordingly, the following will be exempt only from the reporting requirements of this Joint Code of Ethics:

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A.	No Initial, Annual or Quarterly Transaction is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control;

B.	Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and Hatteras’ Compliance Manual, Access Persons should note that Hatteras has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of Hatteras. Notwithstanding the foregoing, Access Persons and Hatteras may provide such information to persons or entities providing services to Hatteras, Advisory Client or the Funds where such information is required to effectively provide the services in question. Examples of such are:

1)	Brokers;

2)	Accountants or accounting support service firms;

3)	Custodians;

4)	Transfer agents;

5)	Bankers; and

6)	Lawyers.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Hatteras, please see the Chief Compliance Officer.

VII.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics, must be promptly reported to the Chief Compliance Officer who must report it to the executive management of Hatteras.

B.	Review of Transactions. Hatteras Compliance shall review the Initial Holdings Reports, Annual Holdings Reports, and Quarterly Transaction Reports required to be made by Access Persons. Each Access Person's transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by Hatteras for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of Hatteras.

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C.	Sanctions. The executive management of Hatteras, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Hatteras, or criminal or civil penalties.

D.	Hatteras shall maintain and enforce this Code and shall forward to the Funds’ administrator and the Funds’ counsel copies of this Code and all future amendments and modifications thereto. The Boards of Directors of the Funds, including a majority of the directors who are not “interested persons” of the Funds (as defined in the 1940 Act), shall approve this Code of Ethics and any material amendments to this Code of Ethics. Such approval must be based on a determination that the Code of Ethics contains provisions reasonably necessary to prevent Access Persons of Hatteras from engaging in any conduct prohibited under this Code of Ethics and under Rule 17j-1 under the 1940 Act. Furthermore, any material changes to this Code of Ethics will be approved by the Boards of Directors of the Funds no later than six months after such change. Before approving any material amendments to this Code of Ethics, the Boards of Directors of the Funds must receive a certification from Hatteras that it has adopted procedures reasonably necessary to prevent access persons from violating this Code of Ethics.

E.	At each quarterly Boards of Directors’ meeting the Chief Compliance Officer of Hatteras, on behalf of Hatteras, shall provide a written report to the Funds’ Boards of Directors stating:

1.	reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code of Ethics; and

2.	all disciplinary actions taken in response to such violations.

F.	At least once a year, the Chief Compliance Officer of Hatteras shall provide to the Boards of Directors of the Funds with respect to both this Code of Ethics and the code of ethics of Funds, a written report which contains: (a) a summary of existing procedures concerning personal investing by their access persons and any changes in the procedures during the past year; (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon their experience under such codes, industry practices, or developments in applicable laws and regulations; (c) a description of any issues arising under such codes since the last report, including but not limited to, information about material violations of such codes and sanctions imposed in response to material violations; and (d) a certification that the procedures which have been adopted are those reasonably necessary to prevent access persons from violating their respective codes. The Boards of Directors of the Funds shall consider such written reports not less frequently than annually.

VIII.	REPORTING TO THE BOARD

A.	Violations: All violations of this Code of Ethics will be reported to the Board of Trustees at the quarterly meeting.

B.	Annual Report to the Board: Hatteras Compliance will prepare an annual report relating to the Code of Ethics to the Board.

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IX.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

A.	Certification. Hatteras will provide each Supervised Person with a copy of this Code of Ethics and any amendments. Each Supervised Person will be required to certify annually that he or she has received, read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under this Code. The MCO Form: HF Employee – Annual Certifications includes the Annual Code of Ethics Certification as well as full disclosure of all outside brokerage accounts and personal securities holdings. An example of the Annual Certifications is contained in Exhibit D.

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Exhibit A

HATTERAS FUNDS

POLICY STATEMENT ON INSIDER TRADING

SECTION I. POLICY STATEMENT ON INSIDER TRADING

Hatteras Funds forbids any officer, director, or employee from trading, either personally or on behalf of a Client Account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as “insider trading”. Hatteras’ policy applies to every officer, director, and employee and extends to activities within and outside their duties for Hatteras. Every officer, director, and employee must read and retain a copy of this policy statement. Any questions regarding Hatteras’ policy and procedures should be referred to the Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

i)	trading by an insider, while in possession of material nonpublic information, or
ii)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or
iii)	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Compliance Officer.

Who is an Insider?

The concept of “insider” is broad. It includes partners and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Hatteras may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Basis for Liability.

1.	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980). In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (i.e., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2.	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

a)	civil injunctions

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b)	triple damages

c)	disgorgement of profits

d)	jail sentences

e)	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

f)	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Hatteras, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT ALTERNATIVE’S INSIDER TRADING POLICY

The following procedures have been established to aid the officers, directors, and employees of Hatteras to avoid insider trading, and to aid Hatteras in preventing, detecting and imposing sanctions against insider trading. Every officer, director, and employee of Hatteras must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult Hatteras’ Compliance Officer.

Identifying Inside Information.

Before trading for yourself or others, including Client Accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

i)	Report the matter immediately to Hatteras’ Compliance Officer.

ii)	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

iii)	Do not communicate the information inside or outside Hatteras, other than to the Compliance Officer.

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iv)	After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Personal Security Trading.

As detailed in the Code of Ethics, all Access Persons shall submit to the Compliance Officer, on a quarterly basis, a report of every securities transaction in which they, their families (including the spouse, minor children, and adults living in the same household as the officer, director, or employee), and trusts of which they are trustees or in which they have a beneficial interest have participated, or at such lesser intervals as may be required from time to time. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected.

Restricting Access to Material Non-public Information.

Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

Resolving Issues Concerning Insider Trading.

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

SECTION III. SUPERVISION

The role of the Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

Prevention of Insider Trading.

To prevent insider trading the compliance official should:

(a)	answer promptly any questions regarding the Statement on Insider Trading;

(b)	resolve issues of whether information received by an officer, director, or employee is material and non-public;

(c)	review and ensure that officers, directors, and employees review, at least annually, and update as necessary, the Statement on Insider Trading; and

(d)	when it has been determined that an officer, director, or employee has material non-public information,

(i)	implement measures to prevent dissemination of such information, and

Last updated: March 2018

(ii)	if necessary, restrict officers, directors, and employees from trading the securities.

Detection of Insider Trading:

To detect insider trading, the Compliance Officer should:

(a)	Review My Compliance Office to ensure no trading took place in securities in which the Advisor has material non-public information;

(b)	Review My Compliance Office for any trading activity of the mutual funds managed by the investment adviser and the mutual funds which the broker dealer acts as principal underwriter;

(c)	Coordinate, if necessary, the review of such reports with other appropriate officers, directors and trustees, or employees of the Advisor and the Trusts.

Special Reports to Management:

Promptly, upon learning of a potential violation of the Statement on Insider Trading, the Compliance Officer must prepare a written report to management of the Advisor, and provide a copy of such report to the Board of Trustees of the Trusts, providing full details and recommendations for further action.

Annual Reports:

On an annual basis, the Compliance Officer of the Advisor will prepare a written report to the management of the Advisor, and provide a copy of such report to the Board of Trustees of the Trusts, setting forth the following:

(a)	a summary of the existing procedures to detect and prevent insider trading;
(b)	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;
(c)	an evaluation of the current procedures and any recommendations for improvement.

The Undersigned has read, understands and agrees to abide by this Insider Trading Policy and has retained a copy of this document.

Date	Signature

Last updated: March 2018

Exhibit B

PERSONAL TRADE PRE-CLEARANCE REQUEST

HATTERAS
FUNDS

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Overview

Select an Action:

- Personal Trade Pre-Clearance Request
- Political Contribution Pre-Approval Request
- HF - Gifts Given/Received
- HF - Political Contributions Attestation
- SA - QQ - 09 - Directorships
- HF - Access Person Outside Business Activities
- Sub-adviser Compliance Events
- Hatteras Operational Due Diligence and/or Train...

HATTERAS
FUNDS

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Add a Personal Trade Pre-Clearance Request - Equities/ETFs/Funds

Request Type: (•) Equities/ETFs/Funds ( ) Fixed Income ( ) Option ( ) Other

Please note that Hatteras restricts the buying of all corporate securities and bonds unless you have specific approval.. View all previous requests

Select Security

Company Name/Identifier/Ticker

[Enter Security Details Manually]

Trade Details

Account: -- Please Select --

Action: Please select ...

Number Of Shares

Limit Order: ☐

Proposed Trade Date: May 05,2016

Additional Information

Comment:

[Submit for Approval] [Cancel & Return to Overview]

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Last updated: March 2018

Exhibit C

NEW HIRE FORMS: PERSONAL SECURITIES DISCLOSURE

HATTERAS FUNDS

Thursday, May 5, 2016 | Logged in as **compliance@hatterasfunds.com** (Logout)

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Questionnaires/Forms

HF - 1 - New Hire Forms — **Status:Active, Owner: Corey Gomes**

Questionnaire Details | Associated Tasks | History / Comments |

This questionnaire is currently active. If you would like to edit this questionnaire/form you have two options.

(1) Click on the **Edit** button. This is suggested if you would like to make minor edits to the form. When editing you can make text changes, add additional options to the dropdown menus (including radio buttons, checkboxes) and add additional questions. All reports will reflect all records for this form submitted prior to and after the changes made. **Note:** All changes made will be reflected on any assignments or requests previously submitted using this questionnaire/form i.e. old assignments and requests will display these changes.

(2) Click on the **Save As** Button to copy the questionnaire. This creates a new instance or version of the questionnaire/Form. You can make whatever changes you want to the form. **Note:** If used in a recurring task you will need to associate this new version to the task. If this is an online form then you need to configure the workflow. You also need to deactivate the previous version of the form

HATTERAS CODE OF ETHICS CERTIFICATION

1. **I have read and understand the Hatteras' Code of Ethics.**
2. **I acknowledge that I am subject to Hatteras' Code of Ethics.**
3. **Upon completion of the new hire forms, I have reported all personal securities accounts and provided access to all securities holding reports required to be reported under the requirements of the Code of Ethics.**

*

○ I confirm the above attestations.

PERSONAL SECURITIES HOLDINGS DISCLOSURE

Any associated person of the Firm who maintains or wishes to establish a brokerage account with a financial institution must provide ***written*** notification to the Firm. If you established any accounts prior to your association with us, you must notify us of these outside securities holdings ***promptly*** upon the effective date of your association with us. If you wish to establish an account during your association with us, you must provide ***prior written*** notice to us.

This New Employee Holdings Form should include all "reportable" holdings in which you have a personal financial interest or over which you have discretionary authority. You are presumed to have a financial interest in, and must disclose, your spouse's accounts and the accounts of any immediate family members sharing your household. You must also notify us of any outside futures accounts used for the trading of security futures. You need not disclose accounts that are limited to transactions in unit investment trusts (UITs), variable contracts, or open-end mutual funds.

Other securities holdings (excluding UITs, variable contracts, and open-end mutual funds) that are not held in a disclosed account, must also be included in the list below. Other securities holdings include, among other things, private placements, interests in limited partnerships, and any other securities held as physical certificates or directly registered on the issuer's books.

The first table below should be a complete list of your outside accounts. The second table should contain the holdings of those outside accounts. If there are other accounts with reportable securities that are not listed below or if you wish to open a new brokerage account, please contact compliance@hatterasfunds.com so that we may assist to add the accounts and setup the appropriate feeds.

Please list all outside security (brokerage) accounts below:

Accounts Attestation(All Active Data) *

Add Account

Account ID	Account Name	Financial Institution	Status at Finan...	Covered	Acc. Data Source	Edit
Test	Test	Charles Schwab	Open	Yes	None	Edit
Test12345	Test12345	Fidelity	Open	Yes	None	Edit

Page 1 of 1 | Per Page: 100

☐ **I hereby certify that the above accounts list is an accurate and complete reflection of my outside accounts.**

Please list below all other securities holdings (excluding UITs, variable contracts and open-end mutual funds) that are **not** held in a disclosed account. Other securities holdings include, among other things, private placements, interests in limited partnerships, and any other securities held as physical certificates or directly registered on the issuer's books.

Holdings Attestation(All Data) *

Add Holding

As-of Date	Financial Institution Account	Covered	Financial Institution	Symbol	Sec ID	Security Descr...	Qty	Price	Source	Market Value	Edit	Del

Page 1 of 1 | Per Page: 100

☐ **I hereby certify that I will provide Hatteras Compliance access to all security and/or brokerage accounts and that any "other" securities not included in a disclosed account are reported above.**

1. **I have fully disclosed all outside accounts in which I have a financial interest.**
2. **I have fully disclosed all outside accounts over which I have discretionary authority.**
3. **I have fully disclosed any other securities holdings in which I have a financial interest.**
4. **I will notify the Firm in writing prior to opening any new outside brokerage accounts or investing in any new reportable securities.**

*

○ I hereby certify that the above statements are accurate.

Last updated: March 2018

Exhibit D

HATTERAS FUNDS ANNUAL ATTESTATION OF PERSONAL HOLDINGS

HATTERAS FUNDS

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Questionnaires/Forms

HF - 1 - Annual Attestations **Status:Active, Owner: Regina McCrorie**

Questionnaire Details | Associated Tasks | History / Comments

This questionnaire is currently active. If you would like to edit this questionnaire/form you have two options.

(1) Click on the **Edit** button. This is suggested if you would like to make minor edits to the form. When editing you can make text changes, add additional options to the dropdown menus (including radio buttons, checkboxes) and add additional questions. All reports will reflect all records for this form submitted prior to and after the changes made. **Note:** All changes made will be reflected on any assignments or requests previously submitted using this questionnaire/form i.e. old assignments and requests will display these changes.

(2) Click on the **Save As** Button to copy the questionnaire. This creates a new instance or version of the questionnaire/Form. You can make whatever changes you want to the form. **Note:** If used in a recurring task you will need to associate this new version to the task. If this is an online form then you need to configure the workflow. You also need to deactivate the previous version of the form

HATTERAS ANNUAL CODE OF ETHICS CERTIFICATION

1. **I have read and understand the above Hatteras Code of Ethics.**
2. **I acknowledge that I am subject to Hatteras Code of Ethics.**
3. **Since the date of my last Annual Certification pursuant to the Code of Ethics, I have reported all personal securities transactions and provided all securities holding reports required to be reported under the requirements of the Code of Ethics.** *

○ I confirm the above attestations.

HATTERAS COMPLIANCE MANUAL ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Hatteras Capital Distributors, LLC and Hatteras Funds, LLC ("Hatteras") Compliance Manuals (including the Code of Ethics & NFA/CFTC procedures) and certify that I have read and understand them and agree to abide by them. *

○ Yes

I hereby represent that all my personal securities transactions will be effected in compliance with the Compliance Manual (including the detailed requirements of the Code of Ethics). If I am an Access Person as defined in the Code of Ethics, I also confirm that I will either submit quarterly account statements, or I have instructed all brokerage or other firms where I maintain an investment account to supply duplicate copies of my quarterly account statements to the Compliance Officer. *

○ Yes

I hereby certify that I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority. *

○ Yes

PERSONAL SECURITIES HOLDINGS DISCLOSURE

Any associated person of the Firm who maintains or wishes to establish a brokerage account with a financial institution must provide ***written*** notification to the Firm. If you established any accounts prior to your association with us, you must notify us of these outside securities holdings ***promptly*** upon the effective date of your association with us. If you wish to establish an account during your association with us, you must provide ***prior written*** notice to us.

This Annual Holdings Form should include all "reportable" holdings in which you have a personal financial interest or over which you have discretionary authority. You are presumed to have a financial interest in, and must disclose, your spouse's accounts and the accounts of any immediate family members sharing your household. You must also notify us of any outside futures accounts used for the trading of security futures. You need not disclose accounts that are limited to transactions in unit investment trusts (UITs), variable contracts, or open-end mutual funds.

Other securities holdings (excluding UITs, variable contracts, and open-end mutual funds) that are not held in a disclosed account, must also be included in the list below. Other securities holdings include, among other things, private placements, interests in limited partnerships, and any other securities held as physical certificates or directly registered on the issuer's books.

The first table below should be a complete list of your outside accounts. The second table should contain the holdings of those outside accounts. If there are other accounts with reportable securities that are not listed below or if you wish to open a new brokerage account, please contact compliance@hatterasfunds.com so that we may assist to add the accounts and setup the appropriate feeds.

Accounts Attestation(All Active Data) *

Add Account

Account ID	Account Name	Financial Institution	Status at Finan...	Covered	Acc. Data Source	Edit
Test	Test	Charles Schwab	Open	Yes	None	Edit
Test12345	Test12345	Fidelity	Open	Yes	None	Edit

Page 1 of 1 | Per Page: 100

☐ **I hereby certify that the above accounts list is an accurate and complete reflection of my outside accounts.**

Holdings Attestation(As Of Apr 29,2016) *

Add Holding

As-of Date	Financial Institution Account	Covered	Financial Institution	Symbol	Sec ID	Security Descri...	Qty	Price	Source	Market Value	Edit	Del

Page 1 of 1 | Per Page: 100

☐ **I hereby certify that the above list is an accurate and complete reflection of my outside holdings.**

Last updated: March 2018

Exhibit E

HATTERAS FUNDS QUARTERLY TRANSACTION REPORT

Last updated: March 2018

 Exhibit F

Last updated: March 2018